Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	State of Incorporation or Organization
Halcón Resources Operating, Inc.	Delaware
Halcón Holdings, Inc.	Delaware
HRC Energy Resources (WV), Inc.	Delaware
HRC Energy Louisiana, LLC	Delaware
HRC Production Company	Texas
Halcón Energy Properties, Inc.	Delaware
Halcón Operating Co., Inc.	Texas
Halcón Gulf States, LLC	Oklahoma
Halcón Energy Holdings, LLC	Delaware
Halcón Field Services, LLC	Delaware
Halcón Louisiana Operating, L.P.	Delaware
HRC Energy, LLC	Colorado
HRC Operating, LLC	Colorado
HK Oil & Gas, LLC	Texas
Halcón Williston I, LLC	Texas
Halcón Williston II, LLC	Texas
HK Energy, LLC	Texas
HK Louisiana Operating, LLC	Texas
HK Energy Operating, LLC	Texas
HK TMS, LLC	Delaware
HK Resources, LLC	Delaware
The 7711 Corporation	Texas